Exhibit 8

November 10, 2015

American Financial Group, Inc.

301 East Fourth Street, 40th Floor

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as tax counsel to American Financial Group, Inc., an Ohio corporation (“AFG”), in connection with the issuance and sale of $150 million in aggregate principal amount of its 6% Subordinated Debentures due 2055 (the “Debentures”), as described in the prospectus supplement, filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2015 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (Registration No. 333-202421), which was filed by AFG with the Commission under the Securities Act of 1933 (as amended, the “Securities Act”) on March 2, 2015.

We hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to AFG’s Form 8-K to be filed in connection with the issuance and sale of the Debentures, and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Keating Muething & Klekamp PLL